                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             INTEGRATED SENSOR SOLUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No Fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined)
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                       INTEGRATED SENSOR SOLUTIONS, INC.

                                                                   July 22, 1998

Dear Stockholder:

    This year's annual meeting of stockholders will be held on Friday, August 14, 1998 at 9 a.m. local time, at The Fairmont Hotel, 170 South Market Street, San Jose, California 95113. You are cordially invited to attend.

    The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

    After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD OR ATTEND THE ANNUAL MEETING IN PERSON. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

    A copy of the Company's Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review the activities of Integrated Sensor Solutions, Inc. over the past year and our plans for the future. The Board of Directors and Management look forward to seeing you at the annual meeting.

                                          Very truly yours,

                                              [LOGO]
                                          MANHER D. NAIK
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                       INTEGRATED SENSOR SOLUTIONS, INC.
                             625 RIVER OAKS PARKWAY
                               SAN JOSE, CA 95134

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 14, 1998

To the Stockholders of Integrated Sensor Solutions, Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Integrated Sensor Solutions, Inc. (the "Company") will be held on Friday, August 14, 1998, at 9 a.m. at The Fairmont Hotel, 170 South Market Street, San Jose, California 95113 for the following purposes:

    1. To elect two (2) Class I directors to hold office for three-year terms and until successors are elected and qualified;

    2. To consider and vote upon a proposal to amend the Company's 1997 Stock Plan to increase the maximum number of shares of Common Stock of the Company authorized for issuance thereunder from 800,000 shares to 1,150,000 shares, to provide for automatic annual increases in the number of shares reserved for issuance thereunder and to establish a limit on the number of shares which may be granted to any employee during a fiscal year;

    3. To vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the year ending March 31, 1999; and

    4.  To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on June 30, 1998 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.

                                          By Order of the Board of Directors

                                          /s/ DAVID SATTERFIELD

                                          DAVID SATTERFIELD, SECRETARY

San Jose, California
July 22, 1998

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                       INTEGRATED SENSOR SOLUTIONS, INC.
                             625 RIVER OAKS PARKWAY
                               SAN JOSE, CA 95134

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 14, 1998

    The accompanying proxy is being solicited by the Board of Directors of Integrated Sensor Solutions, Inc., a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders to be held August 14, 1998, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is July 22, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

    ANNUAL REPORT. An annual report for the year ended March 31, 1998, is enclosed with this Proxy Statement.

    VOTING SECURITIES. Only stockholders of record as of the close of business on June 30, 1998 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 7,595,916 shares of Common Stock of the Company, par value $.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock held by him or her on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

    SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

    VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date or by attending the meeting and voting in person.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1998, and as adjusted to reflect the sale of the shares offered hereby (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each of the Named Executive Officers and (iii) by all officers and directors as a group. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder. Unless otherwise noted, the address for the individuals listed below is: c/o Integrated Sensor Solutions, Inc., 625 River Oaks Parkway, San Jose, CA 95134.

                                                                               NUMBER SHARES
BENEFICIAL OWNER                                                             BENEFICIALLY OWNED   PERCENT SHARES(1)
---------------------------------------------------------------------------  ------------------   ------------------
Breed Technologies, Inc.(2) ...............................................        530,038                7.0%
Stuart A Boyd
5300 Old Tampa Highway
P.O. Box 33050
Lakewood, FL 33807-3050

WK Technology Fund(3) .....................................................        502,039                6.6
10th Floor, 115, Sec. 3
Ming Sheng E. Road
Taipei, Taiwan, R.O.C.

TDK Semiconductor Corporation .............................................        445,524                5.9
14351 Myford Road
Tustin, CA 92780-7068

Nagano Keiki Co., Ltd.(4) .................................................        291,007                3.8
Shigeru Miyashita
1-30-4 Higashimagome
Ohta-ku
Tokyo 162
JAPAN

Vinod K. Sood(5)...........................................................        181,121                2.4

Manher D. Naik(6)..........................................................        257,527                3.4

Donald E. Paulus(7)........................................................        150,958                2.0

Ramesh Sirsi(8)............................................................         74,000                1.0

Gerald F. Taylor...........................................................              0                  0

Y.S. Fu....................................................................              0                  0

All directors and executive officers as a group (9 persons)(9).............      1,520,109               19.6

------------------------

(1) Percent ownership is based on: 7,595,916 shares of Common Stock outstanding plus any shares issuable pursuant to options held by the person in question which may be exercised within 60 days of June 30, 1998.

(2) Includes 530,038 shares held by Breed Technologies, Inc. Stuart Boyd, a director of the Company, is an officer of Breed Technologies, Inc. with certain voting and investment power over such shares.

    Although Mr. Boyd may be deemed to be a beneficial owner of such shares, he disclaims all such beneficial ownership except to the extent of any pecuniary interest therein which he may have.

(3) Includes 502,039 shares held by WK Technology Fund and affiliated funds.

(4) Includes 291,007 shares held by Nagano Keiki Co., Ltd. Shigeru Miyashita, a director of the Company, is an officer of Nagano Keiki Co., Ltd. Although Mr. Miyashita may be deemed to be a beneficial owner of such shares, he disclaims all such beneficial ownership except to the extent of any pecuniary interest therein which he may have.

(5) Includes 178,704 shares held by the Sood Family Trust and 2,417 shares subject to options which are exercisable within 60 days of June 30, 1998.

(6) Includes 193,360 shares held by the Manher & Gita M. Naik Family Trust and 64,167 shares subject to options which are exercisable within 60 days of June 30, 1998.

(7) Includes 10,958 shares subject to options which are exercisable within 60 days of June 30, 1998.

(8) Includes 50,000 shares subject to options which are exercisable within 60 days of June 30, 1998.

(9) Includes 163,000 shares subject to options which are exercisable within 60 days of June 30, 1998.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Company has a classified Board of Directors. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the Annual Meeting dates.

    Management's nominees for election at the Annual Meeting of Stockholders to Class I of the Board of Directors are Manher D. Naik and Vinod K. Sood. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2001, and until their successors are elected and qualified. If one of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as management may designate.

    If a quorum is present and voting, the nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for the purposes of determining if a quorum is present.

    The table below sets forth for the current directors, including the Class I nominees to be elected at this meeting, and certain information with respect to age and background.

       NAME                                 POSITION WITH THE COMPANY                           AGE   DIRECTOR SINCE
----------------------------------------------------------------------------------------------  ---   --------------
CLASS I DIRECTORS TO BE ELECTED AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS:

Manher D. Naik                       President, Chief Executive Officer and                     55         1989
                                       Chairman of the Board of Directors

Vinod K. Sood                                       Director                                    61         1989

CLASS II DIRECTORS TO BE ELECTED AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS:

Shigeru Miyashita                                   Director                                    62         1997

Stuart D. Boyd                                      Director                                    41         1997

CLASS III DIRECTORS TO BE ELECTED AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS:

Y.S. Fu                                             Director                                    49         1997

Gerald F. Taylor                                    Director                                    58         1998

    Manher D. Naik founded the Company in March 1989 and has served as President, Chief Executive Officer and Chairman of the Board of Directors since March 1989. From August 1979 through March 1989 Mr. Naik served as Vice President of Strategic Marketing of National Semiconductor Corporation, a semiconductor manufacturer. Mr. Naik received a BS in Mechanical Engineering from the Indian Institute of Technology, an MS degree in Industrial Engineering from Cornell University, and an MBA degree from Pepperdine University.

    Vinod K. Sood has served as a director of the Company since March 1989. Mr. Sood has been self employed as an advisor and director to technology and telecommunication companies since 1992. From 1969 to 1992, Mr. Sood was the Project Administrator/Principal Engineer of the Overseas Projects Division at General Electric Nuclear. Mr. Sood is also currently a director at a privately held software company.

    Shigeru Miyashita has served as a director of the Company since February 1997. Mr. Miyashita has been the General Corporate Manager at Nagano Keiki Co., Ltd. since April 1992.

    Stuart D. Boyd has served as a director of the Company since June 1997. Mr. Boyd has been the Vice President, Associate General Counsel and Assistant Secretary at Breed Technologies, Inc., an automotive safety system and component manufacturer, since March 1992.

    Y.S. Fu has served as a director of the Company since February 1997. Mr. Fu is currently President of WYSE Technology Taiwan and also serves as a consultant to WK Technology Fund. From 1995 to December 1997, Mr. Fu was a Partner of WK Technology Fund, an investment company. Prior to that time, beginning in 1993, Mr. Fu served as Senior Vice President OEM (Worldwide) of Logic Technology, Inc. and from 1986 to 1993 served as Chairman/General Manager (Far East Region) of Logic Technology, Inc. From 1982 to 1986, Mr. Fu was Plant Manager at Qume.

    Gerald F. Taylor has served as a director of the Company since June 1998. Mr. Taylor is currently a senior advisor to the Chief Executive Officer at Applied Materials, Inc. From June 1984 to January 1998 Mr. Taylor served as Chief Financial Officer of Applied Materials, Inc. and from October 1991 to January 1998 Mr. Taylor served as Senior Vice President/Chief Financial Officer of Applied Materials. Prior to working at Applied Materials, Mr. Taylor spent 20 years in a broad range of international and domestic controllership positions at Schlumberger, Fairchild Semiconductor and Instrument Corporation and Honeywell. Mr. Taylor is also currently a director at Electro Scientific Industries, Inc.

    MEETINGS OF THE BOARD OF DIRECTORS. During the fiscal year ended March 31, 1998, the Board of Directors of the Company held four (4) meetings. In addition to the regularly scheduled Board Meetings, the Board approved items by Unanimous Written Consent on three (3) occasions. During the fiscal year ended March 31, 1998, the Audit Committee of the Board held no meetings and the Compensation Committee of the Board held four (4) meetings. The Company has no standing nominating committee of the Board. No director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served held during that period.

    The members of the Audit Committee during fiscal 1998 were Y.S. Fu and Stuart D. Boyd. The functions of the Audit Committee include, among others: recommending to the Board the retention of independent public auditors, subject to stockholder approval; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing the adequacy of accounting and financial controls; and reviewing the independence of the Company's auditors.

    The members of the Compensation Committee during fiscal 1998 were Y.S. Fu and Vinod K. Sood. The Compensation Committee reviews and determines the salary and bonus criteria of and stock option grants to all executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since March 31, 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of voting securities of the Company or members of such person's immediate family had or will have a direct or indirect material interest other than the transactions described below.

    In December 1996 and October 1997, the Company sold 249,616 and 12,111 shares of Series E Preferred Stock, respectively, at a price of $3.78 per share. In addition, in December 1996, the Company issued warrants to purchase shares of Series F Preferred Stock at $6.38 per share. In December 1996, February 1997 and June 1997, the Company sold 766,818 shares of Series F Preferred Stock at a price of $6.13 per share. All outstanding and issuable shares of Preferred Stock converted into shares of Common Stock in connection with the closing of the Company's initial public offering. The following executive officers, directors, beneficial holders of more than 5% of a class of the Company's capital stock and immediate family members of such persons purchased Series E and Series F Preferred Stock:

                                                                                     WARRANTS TO PURCHASE
                                                                      SERIES E             SERIES F            SERIES F
EXECUTIVE OFFICERS, DIRECTORS AND 5% STOCKHOLDERS(1)               PREFERRED STOCK     PREFERRED STOCK      PREFERRED STOCK
-----------------------------------------------------------------  ---------------   --------------------   ---------------
Nagano Keiki Co., Ltd.(2)........................................      131,007(3)
TDK Semiconductor Corporation(2).................................       17,978(4)
WK Technology Fund(2)............................................                           48,978(5)           453,057(6)
Vinod K. Sood(7).................................................                                                34,493(8)

------------------------

(1) See notes to table of beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.

(2) A beneficial holder of more than 5% of a class of the Company's capital stock.

(3) Represents shares issued in exchange for the cancellation of indebtedness.

(4) Represents shares issued in exchange for the cancellation of indebtedness.

(5) Represents warrants to purchase 13,714 shares held by WK Technology Fund, 10,285 shares held by WK Technology Fund II, 18,612 shares held by WK Technology Fund III and 6,367 shares held by WK Technology Fund IV. These warrants were exercised in November 1997.

(6) Represents 123,591 shares held by WK Technology Fund, 103,306 shares held by WK Technology Fund II, 155,836 shares held by WK Technology Fund III and 70,326 shares held by WK Technology Fund IV.

(7) A director of the Company.

(8) Represents shares issued in exchange for the cancellation of the Company's Promissory Note dated June 15, 1996 in the amount of $211,268.75 payable to the Sood Family Trust.

    During fiscal 1997 and 1998, respectively, the Company designed and manufactured specific products for Breed Technologies, Inc. which resulted in sales of approximately $181,000 and $0 to Breed Technologies, Inc. of which approximately $0 and $0 is included in the accounts receivable balance at March 31, 1997 and 1998, respectively.

    During fiscal years 1997 and 1998, the Company purchased goods and services from TDK Semiconductor Corporation resulting in payments of $2,323,000 and $375,000, respectively. At March 31, 1997 and 1998, the accounts payable balance included approximately $304,000 and $138,000 payable to TDK Semiconductor Corporation. Included in the notes payable balance at March 31, 1996 and 1997, were approximately $679,000 and $679,000 payable to TDK. On April 15, 1993, the Company issued a promissory note to TDK Semiconductor Corporation in the amount of $500,000 with an interest rate of 9% per year. On June 14, 1995, the Company repaid the principal amount of the loan and issued 41,488 shares of Common Stock to TDK Semiconductor Corporation in exchange for the cancellation of accrued and unpaid interest on such indebtedness. On December 15, 1995, the Company issued a promissory note to TDK Semiconductor Corporation in the amount of $679,000 with an interest rate of 10% per year. As of February 1, 1998, the Company and TDK have amended and restated the December 15, 1995 promissory note to capitalize all interest due to date and to specify a new maturity date. The principal amount of the amended and restated promissory note is $760,000, which bears interest at 10% per year, and all amounts thereunder were paid in full in June 1998. In December 1996, the Company issued Series E Preferred Stock to TDK Semiconductor Corporation in exchange for the cancellation of interest payments for the fiscal year ended March 31, 1997 in the amount of $67,868 on the December 1995 promissory note.

    During fiscal 1997 and 1998, the Company performed development services for and sold ASICs to Nagano resulting in approximately $1,119,000 and $1,766,000 of revenues in those periods, of which approximately $709,000 and $802,000 are included in the accounts receivable balance at March 31, 1997 and 1998, respectively. Included in the accounts payable balance at March 31 1997, and 1998 are approximately $381,000 and $988,000, respectively, payable to Nagano for purchases of sensing elements of $630,000 and $2,136,000 during fiscal 1997 and 1998, respectively. In addition, included in the notes payable balance at March 31, 1997 is approximately $437,000 payable to Nagano. In August 1995, the Company issued a promissory note to Nagano in the amount of $453,000 with an interest rate of 9.5% per year. In December 1996 and October 1997, the Company issued Series E Preferred Stock to Nagano in exchange for the cancellation of interest and principal amounts due and payable on the August 1995 promissory note. On November 1, 1996, the Company issued a promissory note to Nagano in the amount of $437,000 with an interest rate of 10% per year. The Company repaid all interest and principal on the November 1996 promissory note on May 30, 1997. On July 31, 1997, the Company entered into an agreement to increase its ownership of ISS-Nagano by converting approximately $1.0 million in long term intercompany indebtedness owed by ISS-Nagano into an increased equity interest. Accordingly, the Company now owns 74% of the equity of ISS-Nagano. For periods subsequent to July 1997, 26% of ISS-Nagano's net income (loss) has been attributed to the minority shareholders' interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely on its review of the copies of such forms received by it, the Company believes that, during the year ended March 31, 1998, all reporting persons complied with Section 16(a) filing requirements applicable to them.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth information concerning the compensation during the fiscal years ended March 31, 1998 and 1997 to the Company's chief executive officer and each of the two other executive officers whose total compensation for services in all capacities to the Company exceeded $100,000 during such year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL COMPENSATION   LONG TERM COMPENSATION AWARDS
                                                                         -------------------   -----------------------------
NAME AND PRINCIPAL POSITION                                        YEAR       SALARY(1)        SECURITIES UNDERLYING OPTIONS
-----------------------------------------------------------------  ----  -------------------   -----------------------------
Manher D. Naik ..................................................  1998       $155,000                    40,000
President and Chief Executive Officer                              1997       $136,667                    40,000

Donald E. Paulus ................................................  1998        133,400                --
Chief Operating Officer                                            1997        116,400                    14,000

Ramesh M. Sirsi..................................................  1998        120,000                --
Executive Vice President, Marketing and                            1997        104,850                    32,000
  Business Development

------------------------

(1) Includes amounts deferred at the election of the Named Executive Officer pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.

STOCK OPTION INFORMATION

    The following table sets forth certain information with respect to grants of options to purchase the Company's Common Stock made during the fiscal year ended March 31, 1998 to the Named Executive Officers:

                       OPTION GRANTS IN FISCAL YEAR 1998

                                                             NUMBER OF
                                                             SECURITIES        % OF TOTAL OPTIONS
                                                         UNDERLYING OPTIONS   GRANTED TO EMPLOYEES   EXERCISE PRICE   EXPIRATION
NAME                                                         GRANTED(1)        IN FISCAL YEAR(2)      PER SHARE(3)       DATE
-------------------------------------------------------  ------------------   --------------------   --------------   ----------
Manher D. Naik.........................................        40,000                36.9%               $2.00        03/31/2002

Donald E. Paulus.......................................       --                   --                   --                --

Ramesh M. Sirsi........................................       --                   --                   --                --

------------------------

(1) Options granted in fiscal 1998 generally vest over a four year period: 1/8 of the total number of shares subject to each option vest and become exercisable six months after the vesting start date, which is stated in the option agreement; and 1/48 vest and become exercisable monthly thereafter. Each option may be terminated earlier upon the cessation of the individual's employment with the Company.

(2) The Company granted options to purchase 109,390 shares of Common Stock during fiscal 1998.

(3) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant.

   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND FISCAL YEAR END OPTION
                                     VALUES

    The following table sets forth for each of the Named Executive Officers certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of March 31, 1998. Also reported are values for "in the money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's Common Stock as of March 31, 1998. No options or stock appreciation rights were exercised during the fiscal year ended March 31, 1998.

                                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED OPTIONS    IN-THE- MONEY OPTIONS AT
                                                                         AT FISCAL YEAR END             FISCAL YEAR END(2)
                                                                   ------------------------------   ---------------------------
NAME                                                               EXERCISABLE(1)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------------------  --------------   -------------   -----------   -------------
Manher D. Naik...................................................      53,542          56,458        $379,427       $383,073

Donald E. Paulus.................................................       9,500          10,500          65,813         66,937

Ramesh M. Sirsi..................................................      42,500          29,500         303,750        200,750

------------------------

(1) Exercisable in accordance with the vesting provisions described above in
    Note 1 to the table entitled "Option Grants in Fiscal Year 1998."

(2) Calculated by determining the difference between the fair market value of the securities underlying the option at March 31, 1998 ($8.375 which was the closing sale price of the Company's Common Stock as reported on the Nasdaq National Market on March 31, 1998) and the exercise price of the Named Executive Officer's option. Under the Company's 1997 Stock Plan, the Board retains discretion to modify the terms including the prices of outstanding options. For additional information concerning options, see "Proposal Two--Approval of Amendment to Integrated Sensor Solutions, Inc. 1997 Stock Plan."

DIRECTOR COMPENSATION

    The directors generally do not receive cash compensation for their services as directors. However, Vinod K. Sood receives compensation of $150 per board meeting. In addition, the Company's directors are eligible to receive option grants under the Company's 1997 Stock Plan.

CHANGES TO BENEFIT PLANS

    In May 1998, the Board of Directors amended the Company's 1997 Stock Plan (the "Option Plan"), subject to stockholder approval, to increase the shares reserved for issuance under the Option Plan. Since this amendment, none of the directors or executive officers as a group have received any stock option grants. Non-employee directors are eligible to participate in the Option Plan.

    The following table sets forth stock options received under the Option Plan during the fiscal year ended March 31, 1998 by (1) the executive officers named in the Summary Compensation Table; (2) all current executive officers as a group; (3) all current directors who are not executive officers as a group; and
(4) all employees, including all officers who are not executive officers, as a group. Grants under the Option Plan are made at the discretion of the Board of Directors. Accordingly, future grants under the Option Plan are not yet determinable.

                               NEW PLAN BENEFITS

                                                                             INTEGRATED
                                                                             SENSOR
                                                                             SOLUTIONS,
                                                                             INC. 1997
                                                                               STOCK
                                                                              PLAN(1)
                                                                             ---------
                                                                             NUMBER OF
NAME AND PRINCIPAL POSITION                                                  SHARES(2)
---------------------------------------------------------------------------  ---------
Manher D. Naik ............................................................   50,000
President and Chief Executive Officer

Donald Paulus .............................................................   21,000
Chief Operating Officer

Ramesh Sirsi ..............................................................   27,000
Executive Vice President, Marketing and Sales

All Executive Officers as a Group (4 persons)..............................  109,000

All Outside Directors as a Group (5 persons)...............................    --

All Non-Executive Officer Employees as a Group.............................  203,560

------------------------

(1) Only employees, directors and independent contractors of, and consultants to, the Company are eligible to participate in the Option Plan.

(2) Number of options granted from inception of the 1997 Stock Plan through the date of this Proxy Statement.

                                  PROPOSAL TWO
                            APPROVAL OF AMENDMENT TO
               INTEGRATED SENSOR SOLUTIONS, INC. 1997 STOCK PLAN

    At the 1998 Annual Meeting, the stockholders will be asked to approve amendments to the Company's 1997 Stock Plan (the "Option Plan") to increase by 350,000 the maximum number of shares of Common Stock that may be issued under the Option Plan.

    The Company's stockholders have previously approved the reservation of 800,000 shares of the Company's Common Stock (subject to adjustment upon certain changes in the capital structure of the Company) for issuance to employees (including officers), directors and consultants under the Option Plan. As of July 15, 1998, options to purchase an aggregate of 287,360 shares of Common Stock were outstanding, at a weighted average exercise price of $4.936 per share, and 9,266 shares had been issued upon the exercise of previously granted options, leaving 503,374 shares available for future option grants not including the proposed reserve increase of 350,000. To enable the Company to continue to provide long-term equity incentives, the Board of Directors has amended the Option Plan, subject to approval by the stockholders, to increase the maximum number of shares that may be issued under the Option Plan by 350,000 to an aggregate of 1,150,000 shares. In addition, the Board of Directors has amended the Option Plan, subject to stockholder approval, to provide that the number of shares issuable under the Option Plan will be increased on the first day of each fiscal year of the Company beginning on or after April 1, 1999 by a number of shares equal to 5% of the number of shares of the Company's common stock issued and outstanding on the last day of the preceding fiscal year.

    The Internal Revenue Code of 1986, as amended (the "Code") limits the amount of compensation paid to a corporation's chief executive officer and four other most highly compensated officers which may be deductible as an expense for federal income tax purposes. To enable the Company to continue to deduct in full all amounts of ordinary income recognized by its executive officers in connection with awards granted under the Option Plan, the Board of Directors has amended the Option Plan, subject to stockholder approval, to limit to 250,000 the maximum number of shares for which awards under the Option Plan may be granted to any employee in any fiscal year (the "Grant Limit"). However, the Company's grants typically do not approach this limit.

    The stockholders are now being asked to approve an increase of 350,000 in the maximum aggregate number of shares that may be issued under the Option Plan, the automatic share reserve increase provision and the establishment of the Grant Limit. The Board of Directors believes that approval of these amendments is in the best interests of the Company and its stockholders because the availability of an adequate stock option program is an important factor in attracting, motivating and retaining qualified officers, employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the stockholders.

SUMMARY OF THE OPTION PLAN, AS AMENDED

    The following summary of the Option Plan, as amended, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

    GENERAL. The purpose of the Option Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward the Company's employees, directors and consultants and by motivating such persons to contribute to the Company's growth and profitability. It provides for the grant of incentive stock options within the meaning of section 422 of the Code and nonstatutory stock options. In addition, stock purchase rights ("rights") may also be granted under the Option Plan.

    SHARES SUBJECT TO PLAN. The stockholders have previously authorized an aggregate of 800,000 shares of the Company's Common Stock for issuance under the Option Plan. As amended, the Option Plan would provide that the maximum aggregate number of authorized but unissued or reacquired shares of Common Stock that may be issued under the plan is 1,150,000. In addition, the Board of Directors has amended the Option Plan, subject to stockholder approval, to provide that the number of shares issuable under the Option Plan will be increased on the first day of each fiscal year of the Company beginning on or after April 1, 1999 by a number of shares equal to 5% of the number of shares of the Company's common stock issued and outstanding on the last day of the preceding fiscal year. However, without further shareholder approval, no more than 1,150,000 shares may cumulatively be available for issuance upon the exercise of incentive stock options (the "ISO Share Limit"). Appropriate adjustments will be made to the shares subject to the Option Plan, the Grant Limit and the ISO Share Limit and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option or right under the Option Plan expires or terminates prior to exercise in full, or if unvested shares issued upon exercise of a right are subject to a Company repurchase right which is subsequently exercised by the Company, the shares of Common Stock for which such option or right is not exercised, or the repurchased shares are returned to the Option Plan and become available for future grant.

    ADMINISTRATION. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Option Plan, the Board determines the persons to whom options or rights are to be granted, the number of shares to be covered by each option or right, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option or right, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option and right, the duration of each option and right, and all other terms and conditions of the options and rights. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option or right.

    ELIGIBILITY. Options and rights may be granted under the Option Plan to employees (including officers), directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. As of July 15, 1998, the Company had approximately 120 employees, including 4 executive officers, 5 directors and 0 consultants eligible under the Option Plan. While any person eligible under the Option Plan may be granted a nonstatutory stock option or a right, only employees may be granted incentive stock options. Subject to stockholder approval, no employee may be granted, in any fiscal year, options and rights under the Option Plan for more shares than the Grant Limit.

    TERMS AND CONDITIONS OF OPTIONS. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price of each incentive stock option granted under the Option Plan may not be less than the fair market value of a share of the Company's Common Stock on the date of grant, while the exercise price of a nonstatutory stock option may not be less than 85% of such fair market value. However, any option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of July 15, 1998, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $5.813 per share.

    The Option Plan provides that the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note or by any combination of these. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant. No option may be exercised until the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option.

    Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan generally vest over a four year period:
1/8 of the total number of shares subject to each option vest and become exercisable six months after the vesting start date, which is stated in the option agreement; and 1/48 vest and become exercisable monthly thereafter. Each option may be terminated earlier upon the cessation of the individual's employment or service with the Company. The maximum term of an option granted under the Option Plan is ten years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years.

    Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Generally, options remain exercisable for 90 days following an optionee's termination of service, unless such termination results from the optionee's death or disability, in which case the option will remain exercisable for twelve months following the optionee's termination of service, provided that in any event the option must be exercised no later than its expiration date.

    STOCK PURCHASE RIGHTS. Stock purchase rights may be granted alone or in tandem with other awards granted under the Option Plan. Shares acquired upon exercise of a stock purchase right are generally subject to the Company's option to repurchase such shares at the original purchase price if the purchaser terminates his or her employment or service with the Company prior to completion of a service requirement set forth in the agreement evidencing the stock purchase right.

    CHANGE IN CONTROL. The Option Plan provides that in the event of (i) a merger or consolidation in which the Company is a party or (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company, (a "Change in Control"), the acquiring or successor corporation or parent corporation thereof may either assume the Company's rights and obligations under the outstanding options and rights or substitute substantially equivalent options and rights for such corporation's stock. In the event that the acquiring or successor corporation does not assume or substitute for an outstanding option or right, shares subject to such option or right will become fully vested and exercisable. To the extent that the outstanding options are not assumed, replaced or exercised prior to the Change in Control, they will terminate.

    TERMINATION OR AMENDMENT. The Option Plan will continue in effect until February 20, 2007, unless earlier terminated by the Board. The Board may terminate or amend the Option Plan at any time, provided that the Board will obtain stockholder approval of any amendment to the extent required by applicable laws. No termination or amendment may adversely affect an outstanding option without the consent of the optionee.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to options granted under the Option Plan and does not attempt to describe all possible federal or other tax consequences or tax consequences based on particular circumstances.

    INCENTIVE STOCK OPTIONS. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be mid-term or long-term if the optionee's holding period is more than 12 months or 18 months, respectively. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

    The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

    NONSTATUTORY STOCK OPTIONS. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be mid-term or long-term if the optionee's holding period is more than 12 months or 18 months, respectively. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

    The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

    The Board of Directors believes that the proposed amendments to the Option Plan increasing the maximum aggregate number of shares of Common Stock issuable under the plan and the establishment of the Grant Limit are in the best interests of the Company and the stockholders for the reasons stated above.

    THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE OPTION PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN AS DESCRIBED HEREIN AND THE ESTABLISHMENT OF THE GRANT LIMIT.

                                 PROPOSAL THREE
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors of the Company has selected Ernst & Young LLP as independent accountants to audit the financial statements of the Company for the year ending March 31, 1999. Ernst & Young LLP has acted as the Company's independent auditors since the Company's inception. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of this vote.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING MARCH 31, 1999.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

    Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 625 River Oaks Parkway, San Jose, CA 95134, not later than March 22, 1999, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ DAVID SATTERFIELD

                                          DAVID SATTERFIELD,
                                          SECRETARY

July 22, 1998

PROXY                   INTEGRATED SENSOR SOLUTIONS, INC.                  PROXY

 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS -- TO BE HELD ON AUGUST 14, 1998

                      SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Manher D. Naik and David Satterfield, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Integrated Sensor Solutions, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Fairmont Hotel, 170 South Market Street, San Jose, California 95113 at 9:00 a.m., local time, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated July 22, 1998 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

    THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

A vote FOR the following proposals is recommended by the Board of Directors:

1. To elect the following two (2) persons as Class I directors to hold office for a three-year term and until their respective successors are elected and qualified:

/ / FOR all the nominees listed below                               / / WITHHOLD AUTHORITY
  (except as marked to the contrary below)                            to vote for all nominees listed below

                                         Nominees:  Manher D. Naik, Vinod K.
Sood

2. To approve amendments to the Company's 1997 Stock Plan to increase the maximum number of shares of Common Stock of the Company authorized for issuance thereunder from 800,000 shares to 1,150,000 shares, to provide for automatic annual increases in the number of shares reserved for issuance thereunder and to establish a limit on the number of shares which may be granted to any employee during a fiscal year.

    / / FOR                / / AGAINST                / / ABSTAIN

                      PLEASE SIGN AND DATE ON REVERSE SIDE

                   (CONTINUED FORM FRONT SIDE OF PROXY CARD)

3. To consider, approve and ratify the appointment of Ernst & Young LLP as independent public auditors for the Company for the fiscal year ending March 31, 1999.

    / / FOR                / / AGAINST                / / ABSTAIN
                                                DATED: ___________________, 1998

                                                --------------------------------
                                                          SIGNATURE

                                              ----------------------------------
                                                           SIGNATURE

                                                PLEASE SIGN HERE. Sign exactly
                                                as your name(s) appears on your
                                                stock certificate. If shares of
                                                stock are held of record in the
                                                names of two or more persons or
                                                in the name of husband and wife,
                                                whether as joint tenants or
                                                otherwise, both or all of such
                                                persons should sign the Proxy.
                                                If shares of stock are held of
                                                record by a corporation, the
                                                Proxy should be executed by the
                                                President or Vice President and
                                                the Secretary or Assistant
                                                Secretary. Executors or
                                                administrators or other
                                                fiduciaries who execute the
                                                Proxy for a deceased stockholder
                                                should give their full title.
                                                Please date the Proxy.

                                                Mark here for address change and
                                                note at left / /

                                                Mark here if you plan to attend
                                                the meeting / /

 PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE
                           PREPAID ENVELOPE PROVIDED.